Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

IN RE:	§
	§	CASE NO: 25-90530
OFFICE PROPERTIES INCOME	§
TRUST,	§
Debtors.	§	Jointly Administered
	§	CHAPTER 11

MEDIATOR’S FEBRUARY 26, 2026 TERM SHEET

The Effective Date will be on or before August 1, 2026.

1.	On or before August 1, 2026, the Debtors will pay $15,000,000 to the 2027 holders. On or before November 1, 2026, the Debtors will pay an additional $15,000,000 to the 2027 holders. On or before February 1, 2027, the Debtors will pay an additional $30,000,000 to the 2027 holders. The deferred payments of $45,000,000 will bear interest at 8.125% and be secured by the mortgage and treated as mandatory amortization. The $60,000,000 of payments will be applied as a $10,000,000 support fee to the 2027 AHG and as a $50,000,000 principal payment. Not less than $50,000,000 of the $60,000,000 will be sourced from outside of the current 2027 First Lien Collateral. Up to $10,000,000 of the $60 million may be secured by a second lien on the 2027 collateral.

2.	The Debtors will provide appraisals, prepared by a nationally recognized appraisal firm, reflecting the fair market values of the Collateral Package (as defined below). The appraisals will be reviewable by the 2027 holders, subject to their acceptance. If the values are not acceptable, then this Agreement will not be effective.

a.	The appraisals will be performed on a property-by-property basis. The Fair Market Values will be treated as the appraised value of the properties.

b.	The Minimum Value Requirement for the cumulative Fair Market Values is $460,000,000.

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c.	If the Minimum Value Requirement is not achieved, then additional properties must be pledged as required in paragraph 4(ii).

3.	Following the receipt of the $50,000,000 principal payment, the 2027 holders will have a remaining claim of $335,000,000. The remaining claim will be paid pursuant to a secured promissory note issued on the effective date that will bear interest at 8.125%.

4.	The collateral for the balance of the $335,000,000 note will be secured by a First Lien on (i) all of the First Lien Collateral held by the 2027 Holders, save and except the Irving, TX and Parsippany, NJ Properties; and (ii) such Additional property as required to meet the Minimum Value requirement set forth above. These constitute the “Collateral Package.”

5.	Prior to the earlier of (i) the Effective Date; and (ii) August 1, 2026, interest will accrue and be fully paid at the non-default interest rate. Thereafter, interest will accrue at 8.125%. Reasonable and documented professional fees will be reimbursed by the Debtors.

6.	The Debtor may sell one or more of the properties that are held as collateral by the 2027 Holders, with the lien on the sold properties being released at the closing of the sale.

a.	With respect to the first $150,000,000 of properties that are sold:

i.	The minimum sales price must produce net sales proceeds that equal or exceed 73% of the Appraised Value of the property to be sold. If not, the sale may only occur with the written consent of the 2027 Holders.

ii.	The net sales proceeds will be distributed:

1.	First, to the 2027 Holders to the extent of 73% of the Appraised Value.

2.	Second, the balance shall be paid to the Debtors.

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b.	With respect to the balance of any properties that are sold:

i.	The minimum sales price must produce net sales proceeds that equal or exceed 73% of the Appraised Value of the property to be sold. If not, the sale may only occur with the written consent of the 2027 Holders.

ii.	The net sales proceeds will be distributed:

1.	First, to the 2027 Holders to the extent of 73% of the Appraised Value.

2.	Second, the balance shall be paid 50% to the 2027 Holders and 50% to the Debtors.

7.	Any funds received by the Debtors under the preceding paragraph must be retained by the Debtors and used solely for the payment of lawful expenses, repairs, or capital improvements on the Collateral Package or payments on the promissory note. None may be distributed to equity holders or in payment of debt to the equity holders.

8.	All payments made under paragraph 6 to the 2027 Holders must be applied, at par, to the principal on the promissory note.

9.	The final maturity date of the promissory note will be the date that is 42 months following the Effective Date of the Plan.

10.	The final maturity date of debt issued to the 2029 holders will be not earlier than the date that is 60 months following the Effective Date of the Plan.

11.	The promissory note may be prepaid on the following schedule. Mandatory payments under paragraph 6 will not be treated as a prepayment.

Months	Repayment Amount
Through July 31, 2027	At par
August 1, 2027 through January 31, 2028	At 103% of par
February 1, 2028 through July 31, 2028	At 102% of par
August 1, 2028 through January 31, 2029	At 101% of par
February 1, 2029 through January 31, 2030	At par

12.	The parties will exchange mutual releases and other customary documents.

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